SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as
      permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[x] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

LADISH CO, INC.
(Name of Registrant as Specified in its Charter)

GRACE BROTHERS LTD.
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[LOGO OF MacKenzie Partners, Inc.]

News Release

CONTACT:

Larry Dennedy
MacKenzie Partners, Inc.
212-929-5500

FOR IMMEDIATE RELEASE

Grace Brothers Ltd. Names Proposed Slate for Board of
Directors of Ladish Co., Inc.


Evanston, IL, April 21, 2003 - Grace Brothers Ltd.
("Grace"), a 29.6% holder of Ladish Co., Inc. (NASDAQ:
LDSH) ("Ladish"), today announced it is proposing an alternative slate for the upcoming election of directors for Ladish, which is currently scheduled for May 14, 2003.
The six nominees proposed by Grace are J. Robert Peart, Gregg G. Williams, James C. Hill, Robert J. Daniels, Robert
W. Sullivan and Margaret B. Hampton.  Mr. Sullivan and Ms.
Hampton currently serve on the board of Ladish. Grace has filed a Preliminary Proxy Statement with the Securities and Exchange Commission and expects to mail definitive materials upon approval from the SEC.

Grace, the largest shareholder of Ladish states in its Preliminary Proxy Statement that it has concerns with the composition of the current board of directors of Ladish and the apparent lack of focus by the current board of directors on creating and preserving shareholder value.

Grace is nominating a slate of highly qualified and independent directors who will, if elected, focus on the creation and preservation of value for all Ladish shareholders. Grace urges all shareholders of Ladish to read the proxy materials and vote FOR the Grace Brothers slate."

Grace Brothers, Ltd., an Illinois limited partnership, is an Evanston, Illinois based investment firm.

Once available, copies of Grace's definitive Proxy
Statement may be obtained from the Grace's solicitation agent, MacKenzie Partners, Inc., 105 Madison Avenue, New
York, NY 10016, (800) 322-2885, or from the Securities and
Exchange Commission, at their website, www.sec.gov. Ladish shareholders are urged to read the important information that is included in the Proxy Statement filed by Grace
Brothers, Ltd.